Exhibit 10.5

Sublease

1.               PARTIES.

This Sublease, dated February                   , 2011 (“Effective Date”), is made between TRAVELCLICK, Inc., a Delaware corporation (“Sublessor”), and Millennial Media, Inc., a Maryland Corporation (“Sublessee”).

2.               MASTER LEASE.

Sublessor is the tenant of that certain lease dated, wherein The Can Company LLC (“Lessor”) leased to Sublessor the real property located in the City of Baltimore State of Maryland described as approximately fourteen thousand rentable square feet located on the second (2nd) floor of 2400 Boston Street. (“Master Premises”). Said Lease is herein collectively referred to as the “Master Lease” and is attached hereto as Exhibit “A”. Sublessee shall be entitled to all rights, benefits and entitlements of Sublessor under the Master Lease to the extent the same relate to the Premises, including, but not limited to, access, heating, ventilating, air conditioning, electricity, water, janitorial services and repairs which are required to be provided to the Premises by Lessor pursuant to the Master Lease. Sublessee is hereby granted the right to enforce all provisions of the Master Lease to the extent the same apply or pertain to the Premises an/or any other portion of the Building or the Project, excluding any portion of the Premises not subleased to Sublessee, if any.

3.               PREMISES.

Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease the following portion of the Master Premises (“Premises”): fourteen thousand three hundred and sixty-four (14,364) rentable square feet located on the second (2nd ) floor of 2400 Boston Street Baltimore MD 21202. The Premises shall be delivered to Sublessee in “as-is” condition as shown on the attached space plan, Exhibit B. In addition to the Premises, Sublessor hereby conveys to Sublessee all of the Sublessor’s right, title and interest in and into all improvements existing the Premises as of the first day of the terms of this Sublease.

4.               FURNITURE.

Sublessor and Sublessee acknowledge that the lease of the Premises includes the right to use the existing furniture present in the Premises as of the Effective Date (collectively, the “Furniture”), throughout the Sublease term. At the end of the Sublease term, Sublessee will have the right to purchase the furniture at a price to be mutually agreed upon by both parties. Sublessor represents that: (a) Sublessor is the sole, true and lawful owner of the Furniture; (b) no lien, mortgage or encumbrance exists as to any of the Furniture to the extent such lien, mortgage or other encumbrance would restrict Sublessee’s use of the Furniture, or Sublessor’s ability to transfer the Furniture to Sublessee if and when required under this Sublease.

5.               WARRANTIES BY SUBLESSOR.

Sublessor warrants and represents to Sublessee the following:

a.               that the Master Lease has not been amended or modified except as expressly set forth herein;

b.              that the Master Lease is in full force and effect, that Sublessor is not now, and as of the commencement of the Term hereof will not be, in default or breach of any of the provisions of the Master Lease;

c.               that Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of any of the provisions of the Master Lease;

d.              that Sublessor is a Delaware corporation duly formed and existing in good standing under the laws of the State of Delaware;

e.               that Sublessor is registered and duly authorized to do business as a foreign entity in the State of Maryland;

f.                 that Sublessor has the full right and authority to execute and deliver this Sublease;

g.              that the individual(s) executing this Sublease on behalf of Sublessor has the full right, legal power and actual authority to bind Sublessor to the terms and conditions of this Sublease;

h.              that to Sublessor’s knowledge, the Premises is in compliance with all applicable laws, rules, regulations, and requirements of governmental and quasi-governmental authorities having jurisdiction;

i.                  there are no pending or threatened actions, suits or proceedings before any court or administrative agency against the Sublessor which could adversely affect the Premises or any part thereof or the ability of Sublessor to perform its obligations under this Sublease;

j.                  to the best of Sublessor’s knowledge, there are no defects or deficiencies in the Premises or any systems or servicing the Premises, and that all systems serving the Premises are in good working order and repair; and

k.               to the best of Sublessor’s knowledge, there are no hazardous materials in the Premises in violation of any applicable laws, rules, regulations or the requirements of governmental or quasi-governmental authorities.

6.              TERM.

The Term of this Sublease shall commence March 1, 2011 contingent upon the full execution of a Sublease document and Landlord’s consent (“Commencement Date”) and end on April 30, 2016. In the event the Term commences on a date other than the Commencement Date, Sublessor and Sublessee shall execute a memorandum setting forth the actual date of commencement of the Term. Possession of the Premises (“Possession”) shall be delivered to Sublessee on the commencement of the Term. If for any reason Sublessor does not deliver Possession to Sublessee on the commencement of the Term, Sublessor shall not be subject to any liability for such failure, the Termination Date shall not be extended by the delay, and the validity of this Sublease shall not be impaired, but rent shall abate until delivery of Possession. Notwithstanding the foregoing, if Sublessor has not delivered Possession to Sublessee within thirty (30) days after the Commencement Date, then at any time thereafter and before delivery of Possession, Sublessee may give written notice to Sublessor of Sublessee’s intention to cancel this Sublease. Said notice shall set forth an effective date for such cancellation which shall be at least ten (10) days after delivery of said notice to Sublessor. If Sublessor delivers Possession to Sublessee on or before such effective date, this Sublease shall remain in full force and effect. If Sublessor fails to deliver Possession to Sublessee on or before such effective date, this Sublease shall be cancelled, in which case all consideration previously paid by Sublessee to Sublessor on account of this Sublease shall be returned to Sublessee, this Sublease shall thereafter be of no further force or effect, and Sublessor shall have no further liability to Sublessee on account of such delay or cancellation.

Upon full execution of the Sublease, but no earlier than February 15, 2011, Sublessee shall have the right to enter the Premises for the purpose of installing telephone and data equipment and cabling, furniture, trade fixtures, equipment, and similar items (“Early Access”). Such Early Access shall not advance the Termination Date and shall be subject to the provisions of this Sublease, including without limitation the payment of Rent.

7.               RENT.

6.1         Minimum Rent. Sublessee shall pay to Sublessor as minimum rent (“Rent”), without deduction, setoff, notice, or demand or at such other place as Sublessor shall designate from time to time by notice to Sublessee, the Rent set forth on the schedule below. This is a full service lease, and Rent shall include all operating costs (with the exception of electric as set forth below), real estate taxes and costs for insurance maintained by Landlord for the Building and the Land containing the Building. Rent shall be paid to Sublessor in advance on the first day of each month of the Term. The schedule of rent is as follows:

Year	Per Sq. Ft.	Annual	Monthly
Months 1-6	Free
Months 7-12	$21.00	$301,644.00	$25,137.00
Months 13-24	$21.74	$312,273.36	$26,022.78
Months 25-36	$22.50	$323,190.00	$26,932.50
Months 37-48	$23.28	$334,393.92	$27,866.16
Months 49-60	$24.10	$346,172.40	$28,847.70
Months 61-63	$24.94	$358,238.16	$29,853.18

8.               USE OF PREMISES.

The Premises shall be used and occupied only for general office use, and ancillary uses thereto, and for no other use or purpose.

9.               PARKING.

Sublessor shall provide Sublessee with fourteen (14) parking spaces in accordance with the terms of the Master Lease.

10.         SERVICES.

Sublessee shall be entitled to all those services, amenities and utilities from Lessor which Lessor is required to provide to Sublessor under the terms of the Master Lease with respect to the Premises. Sublessor covenants and agrees to use its best efforts to procure, protect and enforce such rights, benefits and entitlements in accordance with the Master Lease on behalf of Sublessee, at no cost to Sublessee.

11.         ASSIGNMENT AND SUBLETTING.

Sublessee shall not assign this Sublease or further sublet all or any part of the Premises without the prior written consent of Sublessor (and the consent of Lessor, if such is required under the terms of the Master Lease), provided Sublessor’s consent shall not be unreasonably withheld, conditioned or delayed.

12.         SURRENDER.

At the expiration of or earlier termination of this Sublease or upon the termination of Sublessee’s right to possess the Premises, Sublessee shall deliver to Sublessor the Premises in broom clean condition, ordinary wear and tear and insured damage by fire or other casualty excepted, and provided Sublessee elects not to purchase the Furniture from Sublessor, Sublessee shall deliver the Furniture in the same condition it was in on the applicable Sublease Commencement Date, reasonable wear and tear and damage due to casualty excepted

13.         OTHER PROVISIONS OF SUBLEASE.

All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the lessor thereunder, Sublessee the lessee thereunder, and the Premises the Master Premises thereunder, except for the following: Article 4 and Article 5,

Anything contained in this Sublease to the contrary notwithstanding, Sublessee agrees that Sublessor shall have no obligation or responsibility whatsoever (i) to obtain or to maintain fire, “all risk”, casualty or any other property damage insurance or to make restorations or repairs after damage to the Building or the Premises by fire or other casualty, or after condemnation, (ii) to provide any of the services, including without limitation water, electricity, heating, ventilation, elevator, air conditioning or janitorial, required to be performed or furnished by Landlord under the Master Lease, (iii) to make the repairs or alterations required to be made by Landlord under the Master Lease or (iv) to perform any other related obligations under the Master Lease. Sublessee understands and agrees that each such obligation shall be provided or performed by Landlord and not by Sublessor; provided however that, where Sublessee notifies Sublessor that Landlord is not supplying services to the Premises as required under the Master Lease, Sublessor shall promptly request Landlord to provide such services. Sublessee assumes and agrees to perform the Sublessor’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, except that the obligation to pay rent to Lessor under the Master Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 6 of this Sublease. Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor shall exercise due diligence in attempting to cause Lessor to perform its obligations under the Master Lease for the benefit of Sublessee. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease, provided however, that if the Master Lease terminates as a result of a default or breach by Sublessor or Sublessee under this Sublease and/or the Master Lease, then the defaulting party shall be liable to the nondefaulting party for the damage suffered as a result of such termination. Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master

Premises or the building or project of which the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.

14.         HOLDOVER.

If Sublessee fails to surrender possession of the Sublease Premises on the Termination Date or otherwise holds over in the Premises, Sublessee shall be subject to the terms of Section 3.5 of the Master Lease.

15.         ATTORNEYS’ FEES.

If Sublessor, Sublessee, or Broker shall commence an action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorney’s fees.

16.         AUTHORIZATION TO DIRECT SUBLEASE PAYMENTS.

Sublessor hereby acknowledges that its failure to pay rent or other amounts owing by it to Lessor under the Master Lease will cause Sublessee to incur damages, costs and expenses not contemplated by the Sublease, especially in those cases where Sublessee has paid sums to the Sublessor hereunder which correspond in whole or in part to the amounts owing by Sublessor to Lessor under the Master Lease (collectively, the “Default Event”), and, in the event of a Default Event, Sublessee shall have the right to pay directly to Lessor all Rent and any other sums owing by Sublessee to Sublessor hereunder for those items which are also owed by Sublessor to Lessor under the Master Lease.

17.         AGENCY DISCLOSURE:

Sublessor and Sublessee each warrant that they have dealt with no other real estate broker in connection with this transaction except: CB RICHARD ELLIS, INC., who represents Sublessor.

In the event CB RICHARD ELLIS, INC., represents both Sublessor and Sublessee, Sublessor and Sublessee hereby confirm that they were timely advised of the dual representation and that they consent to the same, and that they do not expect said broker to disclose to either of them the confidential information of the other party.

18.         COMMISSION:

Upon execution of this Sublease, and consent thereto by Lessor (if such consent is required under the terms of the Master Lease), Sublessor shall pay Broker a real estate brokerage commission in accordance with Sublessor’s contract with Broker for the subleasing of the Premises, if any, and otherwise in the amount of per separate agreement, for services rendered in effecting this Sublease. Broker is hereby made a third party beneficiary of this Sublease for the purpose of enforcing its right to said commission.

19.         NOTICES:

All notices and demands which may or are to be required or permitted to be given by either party to the other hereunder shall be in writing. All notices and demands by the Sublessor to Sublessee shall be sent by United States Mail, postage prepaid, addressed to the Sublessee at the Premises, and to the address herein below, or to such other place as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be sent by United States Mail, postage prepaid, addressed to the Sublessor at the address set forth herein, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee.

To Sublessor:	300 N. Martingale Road
Suite 500
Schaumburg, Illinois 60173
Attention: CFO

With a copy to:

To Sublessee:	At the Premises (After the Commencement Date)

2400 Boston Street (Prior to the Commencement Date)
Third Floor
Baltimore, Maryland 21224

At all times with a copy to:	Cooley LLP
11951 Freedom Drive
Suite 1500
Reston, Virginia 20190
Attention: John G. Lavoie, Esq.

20.         CONSENT BY LESSOR.

Following the full execution of this Sublease, Sublessor shall diligently and in good faith pursue the procurement of the Lessor’s consent to this Sublease. THIS SUBLEASE SHALL BE OF NO FORCE OR EFFECT UNLESS CONSENTED TO BY LESSOR WITHIN 10 DAYS AFTER EXECUTION HEREOF, IF SUCH CONSENT IS REQUIRED UNDER THE TERMS OF THE MASTER LEASE.

21.   COMPLIANCE.

The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this Agreement, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment In Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act.

Sublessor: TravelCLICK		Sublessee: Millennial Media, Inc.

By:	/s/ [ILLEGIBLE]	By:	/s/ Michael B. Avon
Title:	EVP - Global Operations	Title:	EVP & CFO
Date:	February 4, 2011	Date:	February 3, 2011

LESSOR’S CONSENT TO SUBLEASE

The undersigned (“Lessor”), lessor under the Master Lease, hereby consents to the foregoing Sublease without waiver of any restriction in the Master Lease concerning further assignment or subletting. Lessor certifies that, as of the date of Lessor’s execution hereof, Sublessor is not in default or breach of any of the provisions of the Master Lease, and that the Master Lease has not been amended or modified except as expressly set forth in the foregoing Sublease.

Lessor:

By:
Title:

CONSULT YOUR ADVISORS - This document has been prepared for approval by your attorney. No representation or recommendation is made by Broker as to the legal sufficiency or tax consequences of this document or the transaction to which it relates. These are questions for your attorney. In any real estate transaction, it is recommended that you consult with a professional, such as a civil engineer, industrial hygienist or other person, with experience in evaluating the condition of the property, including the possible presence of asbestos, hazardous materials and underground storage tanks.

FIRST ADDENDUM TO SUBLEASE AGREEMENT

This First Addendum to Sublease Agreement is made this 1st day of March, 2011, by and between TRAVELCLICK, Inc., a Delaware corporation (hereinafter “Sublessor”) and Millennial Media, Inc., a Maryland Corporation (“Sublessee”).

  WHEREAS, the parties hereto executed a Sublease dated February 4th, 2011 for the Premises located in the City of Baltimore State of Maryland, and described as approximately fourteen thousand three hundred and sixty-four (14,364) rentable square feet located on the second floor of the Signature Building of 2400 Boston Street, Baltimore, Maryland. (“Master Premises”); and

WHEREAS the parties hereto desire to incorporate by reference the Consent of the Lessor, which Consent is referenced in the aforementioned Sublease, and to modify the terms of said Sublease as it relates to the Lessor’s Consent; and

WHEREAS, the parties desire to reduce said modification to a written agreement

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Section 20 of the Sublease is hereby deleted and replaced with the following:

20.       CONSENT BY LESSOR.

THIS SUBLEASE SHALL BE OF NO FORCE OR EFFECT UNLESS CONSENTED TO BY LESSOR, AS REQUIRED UNDER THE TERMS OF THE MASTER LEASE, WITHIN 10 DAYS AFTER EXECUTION HEREOF BY THE PARTIES. SAID CONSENT, IF GRANTED, SHALL BE DONE PURSUANT TO THE TERMS OF THE “CONSENT TO SUBLEASE” FORM ATTACHED HERETO AS EXHIBIT “A”, THE TERMS OF WHICH SUBLESSOR AND SUBLESSEE AGREE TO, AND SHALL ABIDE BY, IN THE EVENT SAID CONSENT IS GRANTED BY LESSOR.

2.             Except as otherwise modified herein, all of the terms, covenants and conditions of the afore-referenced Sublease shall remain unchanged.

IN WITNESS WHEREOF, each party hereto has executed and ensealed this First Addendum to Sublease, or caused it to be executed and ensealed on its behalf by its duly authorized representatives, on the date first above written.

WITNESS/ATTEST	SUBLESSOR:
TravelClick, Inc.

/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]	(Seal)
	Title:	EVP - Operations
	Date:	3/1/2011

SUBLESSEE:
Millennial Media, Inc.

/s/ Jennifer Russo	By:	/s/ Ho Shin	(Seal)
Jennifer Russo	Title:	General Counsel
	Date:	3/1/11

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